Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone

NEWS RELEASE

Westmoreland Completes Contribution of Kemmerer Mine

to Westmoreland Resource Partners, LP

Englewood, Colorado – August 4, 2015 – Westmoreland Coal Company (NasdaqGM:WLB, “Westmoreland” or the “Company”) and Westmoreland Resource Partners, LP (NYSE:WMLP, “WMLP”) announced today that Westmoreland’s contribution of Westmoreland Kemmerer LLC (“Kemmerer”), which owns and operates the Kemmerer Mine in Wyoming, to WMLP was completed on August 1, 2015. Westmoreland contributed 100% of the outstanding equity interests in Kemmerer to WMLP in exchange for $115 million of cash and $115 million of new WMLP Series A Convertible Units (“Series A Units”) at a price of $7.54 per unit.

Immediately following the issuance of Series A Units to Westmoreland, the Company will own approximately 19.8M shares in WMLP, representing a 93% ownership.

“The drop down of the Kemmerer mine is an important first step in our previously articulated MLP strategy,” said Keith E. Alessi, CEO of Westmoreland and WMLP. “The timing of the transaction was consistent with our plans to do a drop down in 2015, availability of the delayed draw facility at WMLP, and attractive valuation of the WMLP units. We feel that the units are a good investment for our shareholders and represent a pool of future liquidity.”

“We’re pleased to finance the drop of the Kemmerer Mine with the additional funding available in WMLP’s current term debt,” said Kevin Paprzycki, CFO of Westmoreland and WMLP. “This facility represented an attractive source of financing relative to today’s challenging markets, and we thank the lending group for their continued support.”

The Series A Units will receive distributions at a rate that mirrors distributions to the common units, payable at WMLP’s discretion in either cash or Paid in Kind (“PIK”) distributions. In addition, the Series A Units are subject to conversion into common units, on a one-for-one basis, upon the earlier of either (i) WMLP paying a quarterly distribution of $0.22/unit to its common unitholders, a 10% increase to the current distribution of $0.20/unit, or (ii) a change of control.

The transaction was approved by the Board of Directors of the general partner of WMLP and by the Conflicts Committee of the Board of Directors, which consists entirely of independent directors. The Conflicts Committee engaged Robert W. Baird & Co. to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld LLP to act as its legal advisor. BMO Capital Markets and Holland & Hart LLP acted as financial advisors and legal advisors, respectively, to Westmoreland.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include sub-bituminous and lignite surface coal mining in the Western United States and Canada, an underground bituminous coal mine in Ohio, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, formerly Oxford Resource Partners, LP, a publicly-traded coal master limited partnership. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com; provided that no information contained at such website is incorporated by reference here.

About Westmoreland Resource Partners, LP

Westmoreland LP is a low-cost producer of high-value steam coal in Northern Appalachia. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For more information, visit www.westmorelandmlp.com; provided that no information contained at such website is incorporated by reference here.

About Westmoreland Kemmerer LLC

Kemmerer Mine is a 13,400-acre surface mine complex located in southwest Wyoming. It currently produces coal in three active areas from 12 primary seams and their splits. Coal from this operation primarily supplies fuel to PacifiCorp’s adjacent Naughton Power Station via overland conveyor.

Cautionary Note Regarding Forward-Looking Statements

This release may contain “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause our actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, the uncertain nature of the announced acquisition, the ability to complete such transactions, risks associated with the our industry or the economy generally, and other such matters discussed in the “Risk Factors” section of both Westmoreland’s and WMLP’s 2014 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although either or both of Westmoreland and WMLP may from time to time voluntarily update their prior forward looking statements, they disclaim any commitment to do so except as required by securities laws.

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Investor Contact: Kevin Paprzycki (855) 922-6463